Exhibit 10.2
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.
STATE OF
INDIANA DEPARTMENT OF FINANCIAL INSTITUTIONS
INDIANAPOLIS, INDIANA

Written Agreement by and among

IRWIN FINANCIAL CORPORATION
Columbus, Indiana

IRWIN UNION BANK AND TRUST COMPANY
Columbus, Indiana

FEDERAL RESERVE BANK OF CHICAGO
Chicago, Illinois

and

INDIANA DEPARTMENT OF FINANCIAL INSTITUTIONS
Indianapolis, Indiana

Docket No. 08-035-WA/RB-HC 08-035-WA/RB-SM
     WHEREAS, in recognition of their common goal to maintain the financial soundness of Irwin Financial Corporation, Columbus, Indiana (“Irwin”), a registered bank holding company, and its subsidiary bank, Irwin Union Bank and Trust Company, Columbus, Indiana (the “Bank”), an Indiana state chartered bank that is a member of the Federal Reserve System, Irwin, the Bank, the Federal Reserve Bank of Chicago (the “Reserve Bank”), and the Indiana Department of Financial Institutions (the “DFI”) have mutually agreed to enter into this Written Agreement (the “Agreement”);

     WHEREAS, on October 10, 2008, the boards of directors of Irwin and the Bank at duly constituted meetings adopted resolutions authorizing and directing William I. Miller to enter into this Agreement on behalf of Irwin and the Bank, and consenting to compliance with each and every provision of this Agreement by Irwin and the Bank, as applicable, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).
     NOW, THEREFORE, Irwin, the Bank, the Reserve Bank, and the DFI agree as follows:
Board Oversight
     1. Within 30 days of this Agreement, the board of directors of Irwin and the Bank shall submit to the Reserve Bank and the DFI a joint written plan to strengthen board oversight of the management and operations of Irwin and the Bank. The plan shall, at a minimum, address, consider, and include:
          (a) The actions that the respective boards of directors will take to continue to improve Irwin’s and the Bank’s condition and maintain effective control over, and supervision of, Irwin’s and the Bank’s senior management and major operations and activities, including but not limited to, lending, credit administration, management of credit concentrations, and funds management;
          (b) a description of the information and reports that will be regularly reviewed by the respective boards of directors in their oversight of the operations and management of Irwin and the Bank, including information on the Bank’s adversely classified assets, concentrations of credits, allowance for loan and lease losses (“ALLL”), earnings, and liquidity; and

          (c) continued efforts to enhance the organization’s risk management framework and tools.
Management Review
     2. Within 30 days of this Agreement, the Bank shall submit to the Reserve Bank and the DFI a report prepared by the independent consultant, who was previously retained by the Bank and approved by the Reserve Bank and the DFI, regarding its assessment of the Bank’s management, including the qualifications and performance of all senior Bank management.
     3. Within 60 days of this Agreement, the board of directors shall take steps based on the independent consultant’s report to hire additional or replacement officers as are needed to properly manage the Bank.
Liquidity/Funds Management
     4. (a) Within 30 days of this Agreement, Irwin and the Bank shall submit to the Reserve Bank and the DFI an acceptable joint written liquidity/funds management plan designed to improve management of Irwin’s and the Bank’s liquidity positions and funds management practices. The plan shall, at a minimum, address, consider, and include:
               (i) Steps to diversify sources of funding and reduce reliance on short-term wholesale funding;
               (ii) appropriate measures to monitor Irwin’s and the Bank’s liquidity position;
               (iii) the maintenance of sufficient liquidity to meet contractual obligations and unanticipated demands; and
               (iv) enhanced reporting to the boards of directors regarding liquidity.

          (b) Within 30 days of this Agreement, Irwin and the Bank shall submit to the Reserve Bank and the DFI an updated joint contingency funding plan that, at a minimum, identifies available sources of liquidity and includes adverse scenario planning.
Capital Plan
     5. (a) Within 30 days of this Agreement, Irwin and the Bank shall submit to the Reserve Bank and the DFI an acceptable joint written capital plan (the “Capital Plan”) that will, at a minimum, ensure that Irwin, on a consolidated basis, and the Bank, as a separate legal entity on a stand-alone basis, maintain sufficient capital. The plan shall, at a minimum, address, consider, and include:
               (i) Irwin’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. Part 225, App. A and D);
               (ii) the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);
               (iii) the volume of the Bank’s adversely classified assets, concentrations of credit, adequacy of the ALLL, planned growth of assets, and anticipated level of retained earnings; and

               (iv) the source and timing of additional funds that may be needed to fulfill Irwin’s and the Bank’s future capital requirements and the ALLL needs of the Bank.
          (b) The boards of directors of Irwin and the Bank shall review the sufficiency of the capital position of Irwin and the Bank on a monthly basis and shall reflect such reviews in the minutes of their respective board of directors’ meetings.
Allowance for Loan and Lease Losses
     6. (a) The Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the DFI.
          (b) Within 90 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Supervisory Letter dated May 6, 2008 and subsequent examinations, and submit a description of the revised methodology to the Reserve Bank and the DFI. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectibility.
          (c) Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the DFI an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the DFI, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.
Dividends
     7. (a) Irwin and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (“Director”), and, as to the Bank, also the DFI.
          (b) Irwin shall not take, and the Bank shall not make, any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and, as to the Bank, also the DFI.
          (c) Irwin and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.
          (d) All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at minimum, current and projected information, as appropriate, on Irwin’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and ALLL; and the identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Irwin and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323) and, as to the Bank, with the limitations contained in Ind. Code 28-13-4 et seq.
Debt and Stock Redemption
     8. (a) Irwin and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
          (b) Irwin shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Strategic Plan and Budget
     9. (a) Within 60 days of this Agreement, Irwin and the Bank shall submit to the Reserve Bank and the DFI, a three-year strategic plan and a 2009 operating plan and budget for Irwin on a consolidated basis, and the Bank, as a separate legal entity, on a stand-alone basis, that shall, at a minimum, address, consider, and include:
               (i) goals and strategies for improving Irwin’s and the Bank’s earnings;

               (ii) the responsibilities of the board of directors regarding the definition, approval, implementation, and monitoring of the earnings plan and budget;
               (iii) an identification of the major areas in, and means by which the board of directors and management shall seek to improve Irwin’s and the Bank’s earnings and operating performance; and
               (iv) a comprehensive budget that includes the operating assumptions that form the basis for, and adequately support, major projected income and expense components.
          (b) Irwin and the Bank shall establish a monthly review process to monitor Irwin’s and the Bank’s financial performance and to compare the actual income and expenses to budgetary projections. Irwin and the Bank shall submit a monthly report regarding its financial performance to the Reserve Bank and the DFI within ten days of the end of each month.
          (c) A business plan and budget for each calendar year subsequent to 2009 shall be submitted by Irwin and the Bank to the Reserve Bank and the DFI at least 30 days prior to the beginning of that calendar year.
Compliance with Laws and Regulations
     10. In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Irwin and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 183li) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

     11. Irwin and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).
Compliance with the Agreement
     12. (a) Within 10 days of this Agreement, the boards of directors of Irwin and the Bank shall appoint a joint committee (the “Compliance Committee”) to monitor and coordinate Irwin’s and the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall include at least three outside directors who are not executive officers or principal shareholders of Irwin or the Bank, as defined in sections 215.2(e)(l) and 215.2(m)(l) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(l) and 215.2(m)(l)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the boards of directors.
          (b) Within 30 days after the end of each calendar quarter following the date of this Agreement, Irwin and the Bank, as applicable, shall submit to the Reserve Bank and the DFI written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.
Approval, Implementation, and Progress Reports
     13. (a) Irwin and the Bank, as applicable, shall submit written plans and a program that are acceptable to the Reserve Bank and the DFI within the applicable time periods set forth in paragraphs 4, 5 and 6(c) of this Agreement.
          (b) Within 10 days of approval by the Reserve Bank and the DFI, Irwin and the Bank, as applicable, shall adopt the approved plans and program. Upon adoption, Irwin and the Bank, as applicable, shall promptly implement the approved plans and program, and thereafter fully comply with them.
          (c) During the term of this Agreement, the approved plans and program shall not be amended or rescinded without the prior written approval of the Reserve Bank and the DFI.
Communications
     14. All communications regarding this Agreement shall be sent to:

(a)	Ms. Cathy Lemieux Senior Vice President Federal Reserve Bank of Chicago 230 South LaSalle Street Chicago, Illinois 60690

(b)	Ms. Judith G. Ripley Director Indiana Department of Financial Institutions 30 South Meridian Street, Suite 300 Indianapolis, Indiana 46204

(c)	Mr. William I. Miller, Chairman, and Chief Executive Officer Irwin Financial Corporation Irwin Union Bank and Trust Company 500 Washington Street Columbus, IN 47202-0929
Miscellaneous
     15. Notwithstanding any provision of this Agreement to the contrary, the Reserve Bank and the DFI may, in their sole discretion, grant written extensions of time to Irwin and the Bank to comply with any provision of this Agreement.
     16. The provisions of this Agreement shall be binding upon Irwin, the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.
     17. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the DFI.

     18. The provisions of this Agreement shall not bar, estop or otherwise prevent the Board of Governors, the Reserve Bank, the DFI or any other federal or state agency from taking any other action affecting Irwin, the Bank, any nonbank subsidiaries of Irwin, or any of their current or former institution-affiliated parties and their successors and assign s.
     19. Pursuant to section 50 of the FDI Act (12 U.S.C. § 183laa), this Written Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818). This Written Agreement is enforceable by the DFI under Ind. Code 28-11-4-10.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of this 10th day of October, 2008.

IRWIN FINANCIAL CORPORATION		FEDERAL RESERVE BANK OF CHICAGO

By:	/s/ William I. Miller	By:	/s/ Cathy Lemieux

IRWIN UNION BANK AND TRUST COMPANY		INDIANA DEPARTMENT OF FINANCIAL INSTITUTIONS

By:	/s/ William I. Miller	By:	/s/ Judith G. Ripley